Exhibit 99.1



                              COMPANY PRESS RELEASE


Arete Industries, Inc. Announces Today Resignation of President and Director

For Immediate Release
Wednesday July 20, 2005

NIWOT, Colorado, July 20, 2005 (Business Wire) Arete Industries, Inc. (OTC - Bulletin Board: ARET) announced today that Thomas P Raabe, President and Director has resigned effective July 18, 2005. At a meeting of the Board of Directors on July 18, 2005 Thomas P. Raabe tendered his resignation citing differences in Corporate philosophy with the remaining board of directors. Mr. Raabe stated "that the board of director's vision and plans for the future conflicted with his vision for the Company and that his leadership had become ineffective". The Company does not currently plan to replace the position of President but is searching for an additional independent board of director member. John Herzog was also named as interim Chief Financial Officer and will continue as a director and member of the restructure committee. Charles Gamber, Director and CEO of Arete Industries, Inc. stated: "We are going to continue with our restructure plans. Mr. Raabe will continue as President of Aggression Sports, Inc. and has hopes of completing the plan he has began there. We plan to continue to build the future for the Company and its shareholders." About the Company. Arete Industries, Inc., a development stage company, is a publicly traded holding company with several subsidiaries. Its subsidiary, Colorado Oil and Gas, Inc. ("COG") was formed to pursue the acquisition of small producing oil and gas properties and mineral interests, as an entry strategy to developing into a full size oil and gas company. The Company has one other subsidiary, Aggression Sports, Inc. dba Arete Outdoors, an outdoor sports equipment manufacturing company that has been inactive since 2001. The Company continues to seek other business acquisitions. Statement as to Forward Looking Statements. Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Arete's or COG's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, and other risks inherent in their businesses that are detailed in their Securities and Exchange Commission ("SEC") filings.

For Further Information Contact:
Company Contact:  Arete Industries, Inc.       Colorado Oil and Gas, Inc.
Karen Hemmerle, Corporate Communications       Bill Stewart, President
Email: ir@areteindustries.com                  Email: wws@coloradooilandgas.com
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Arete Industries, Inc.                         Colorado Oil and Gas, Inc.
7102 La Vista Place, Suite 100                 7260 Osceola Street
Niwot, Colorado 80503                          Westminster, Colorado 80030
Voice: 303-652-3113                            Voice:  303-427-8688
Fax: 303-652-1488

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